                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NETGRAVITY, INC.:

    We consent to the incorporation by reference herein of our report dated January 27, 1999, related to the consolidated balance sheet of NetGravity, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, (deficit) and cash flows for each of the years in the two year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of DoubleClick Inc.


    We also consent to the reference of our firm under the heading 'Experts' in this Amendment No. 1 to the Registration Statement on Form S-4.


                                          /S/ KPMG LLP


San Francisco, CA
December 20, 2000